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                                                                    EXHIBIT 99.1

P. O. BOX 4324
HOUSTON, TEXAS  77210-4324
713/880-6500

ENTERPRISE PRODUCTS PARTNERS L.P.

                              FOR IMMEDIATE RELEASE
                              CONTACT:  Gary Miller
                              PHONE:    (713) 880-6500



                       ENTERPRISE PRODUCTS PARTNERS L.P.
               ANNOUNCES EXPANDED COMMON UNIT REPURCHASE PROGRAM


      HOUSTON (Tuesday, December 22, 1998) -- Enterprise Products Partners L.P. (NYSE: "EPD") today announced that it, together with certain of its affiliates, intend to purchase up to one million common units of Enterprise. Up to 500,000 units will be purchased by Enterprise Products 1998 Unit Option Plan Trust (the "Unit Trust"), a trust formed for the purpose of granting options to management and key employees. Up to 400,000 additional units will be purchased by Enterprise through its operating limited partnership, Enterprise Products Operating L.P. Up to 100,000 additional units will be purchased by certain members of management and Enterprise Products Company, an affiliate of the Partnership ("EPCO"). Subject to market conditions, the purchases may be effected from time to time through solicited or unsolicited transactions in the open market or in privately negotiated transactions.

     The proposed purchases are in addition to the previously announced purchase by EPCO of up to 500,000 common units. EPCO has advised Enterprise Products Partners L.P. that since October 19, 1998, it has purchased 375,000 common units in the open market.
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                                               Enterprise Products Partners L.P.
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     "Through the purchase by the Unit Trust, we will be able to offer employees a beneficial long-term option plan," said Dan L. Duncan, chairman of the board of Enterprise and chairman and controlling shareholder of EPCO. "We also believe the units represent an attractive investment at the current market value. Additionally, purchases by Enterprise through its operating partnership will be accretive to cash flow for the Partnership."

     Enterprise Products Company owns, through a subsidiary, approximately 73.7 percent of Enterprise Products Partners outstanding common units and approximately 82.1 percent of its outstanding total units. Pursuant to an agreement entered into in connection with Enterprise's initial public offering, the senior management and employees of EPCO manage the day-to-day business of Enterprise. The amount of its minimum quarterly distribution will not be affected.

      Enterprise is a leading integrated provider of processing and transportation services to producers of natural gas liquids ("NGL") and consumers of NGL products. Enterprise also separates high purity propylene from refinery-sourced propane/propylene mix and transports high purity propylene to plastics manufacturers by pipeline. Products processed are generally used as feedstocks in petrochemical manufacturing, in the production of motor gasoline and fuel for residential and commercial heating.

      Enterprise processing operations are concentrated at Mont Belvieu, Texas. Facilities they operate there include one of the largest NGL fractionation and MTBE production facilities in the United States, the largest butane isomerization complex in the United States and two propylene fractionation units.

      Enterprise also owns and operates a network of approximately 500 miles of pipeline throughout the Gulf Coast and a fractionation facility in Petal, Mississippi with a capacity of 7,000 barrels per day. They lease and operate one of only two commercial NGL import/export terminals on the Gulf Coast and NGL storage wells with approximately 35 million barrels of capacity.

      This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 as well as assumptions made by, and information currently available to, management. Although Enterprise Products Partners believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

      For additional information, contact Enterprise Products Partners L.P. investor relations at (713) 880-6500.